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                                                                    EXHIBIT 99.1



                         FRONTIER FINANCIAL CORPORATION
                              2001 STOCK AWARD PLAN

        1. Purpose. This 2001 Stock Award Plan (the "Plan") of Frontier Financial Corporation (the "Company") for selected employees, officers, directors and consultants of the Company and its subsidiaries, is intended to advance the best interest of the Company by providing persons who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in the success of the Company.

        2. Administration. The Plan shall be administered by a committee (the "Committee") consisting of not less than two members of the Board of Directors of the Company (the "Board"). All of the members of the Committee shall be "Non-Employee Directors" as defined in Rule 16b-3 of the Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar or successor rule. The Board shall have the power to add or remove members of the Committee from time to time, and to fill vacancies thereon arising by resignation, death, removal or otherwise. The Committee shall designate a chairman from among its members, who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. [In addition, the Committee may take any action otherwise proper under the Plan by the written consent, taken without a meeting, of a majority of its members.] Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan shall be subject to the determination of the Committee. The actions of the Committee in exercising all of the rights, powers and authorities set out in this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on the parties.

        3. Shares Available Under the Plan. The total number of shares of Company common stock available under the Plan to be granted as stock awards ("Stock Awards") shall not exceed in the aggregate 100,000 shares, provided that the class and aggregate number of shares which may be subject to grant hereunder shall be subject to adjustment in accordance with the provisions of Paragraph 9 hereof. Such shares shall be taken from the authorized but unissued shares.

        4. Authority to Grant Stock Awards. The Committee in its discretion and subject to the provisions of the Plan, may grant Stock Awards from time to time to Eligible Individuals (as defined below). Subject only to any applicable limitations set forth in the Plan, the number of shares of Common Stock covered by any Stock Award, shall be determined by the Committee.

        5. Eligibility. The individuals who shall be eligible to participate in the Plan shall be any employee, officer, director or consultant providing key services to the Company or any of its



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subsidiaries, and any person to whom an offer of employment has been made by the
Company or any of its subsidiaries (hereinafter such persons may sometimes be referred to as the "Eligible Individuals").

        6. Stock Awards. The Committee may grant Common Stock to an Eligible Individual under the Plan, without any payment by the individual, in lieu of certain cash compensation or as additional compensation. The Stock Award may be subject to appropriate tax withholding. After compliance with the tax withholding requirements, a stock certificate shall be issued to the individual recipient of the Stock Award. The certificate shall bear such legend, if any, as the Committee determines is reasonably required by applicable law. Prior to receipt of a Stock Award, the individual must comply with appropriate requests of the Committee to assure compliance with all relevant laws.

        7. Requirements of Law. The Company shall not be required to issue any Stock Awards if the issuance of those shares would constitute a violation by the recipient or the Company of any law or regulation of any governmental authority. Each Stock Award granted under the Plan shall be subject to the requirements that, if at any time the Board or the Committee shall determine that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereof, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, no Stock Award shall be issued, unless the listing, registration, qualification, consent, approval or representations shall have been effected or obtained free of any conditions not acceptable to the Board.

        The Company shall register any securities covered by a Stock Award pursuant to the Securities Act of 1933, (as now in effect or as hereafter amended). The Company shall not be obligated to take any other affirmative action in order to cause the exercise of the Stock Award to comply with any law or regulation of any governmental authority.

        8. Employment Obligation. The granting of any Stock Award shall not impose upon the Company any obligation to employ or continue to employ any grantee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Stock Award has been granted to him.

        9. Changes in the Company Capital Structure. In the event of any stock dividend, stock split, combination of shares, merger, consolidation, reorganization, spin-off or recapitalization affecting the outstanding shares of the Company common stock (an "Event"), the maximum number of shares that may be issued under the Plan shall be appropriately and equitably adjusted as necessary to maintain the same proportionate number of shares as existed immediately prior to the Event.

        10. Amendment or Termination of Plan. The Board may at any time alter, suspend or terminate the Plan.

        11. Tax Withholding. The Company or any of its subsidiaries shall be entitled to deduct from other compensation payable to each employee any sums required by federal, state,



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or local tax law to be withheld with respect to the grant or vesting of a Stock
Award. In the alternative, the Company may require the employee (or other person receiving the Stock Award) to pay the sum directly to the employer corporation. If the employee (or other person) is required to pay the sum directly, payment in cash or by check of such sums for taxes shall be delivered within five (5) days after the date of exercise. The Company shall have no obligation to withhold such amounts upon issuance of a Stock Award until payment has been received, unless withholding (or offset against a cash payment) as of or prior to the date of exercise is sufficient to cover all sums due with respect to that exercise or vesting. The Company shall not be obligated to advise an employee of the existence of the tax or the amount which the employer corporation will be required to withhold.

        12. Governing Law and Interpretation. This Plan shall be governed by the laws of the state of Washington. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan. It is the intent of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under the Exchange Act, any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3.

        13. Effective Date of Plan. The Plan shall become effective as of January 2, 2001 (the "Effective Date") and shall terminate on the 10th anniversary of the Effective Date. No Stock Award shall be granted pursuant to the Plan after January 2, 2010.


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